Exhibit 10.33

PARENT GUARANTY

This Parent Guaranty is entered into as of the 12th day of February, 2020 (the “Guaranty”) by and between Craig Jalbert, as Assignee of DAI Holding, LLC pursuant to that certain Trust Agreement and Assignment for the Benefit of Creditors (the “Seller”) and JP Outfitters, LLC, a Delaware limited liability company (the “Guarantor”).

Buyer and TA Outfitters, LLC, an Ohio limited liability company (“Buyer”) entered into that certain Asset Purchase Agreement, dated as of the date hereof, (the “Asset Purchase Agreement”) pursuant to which Buyer purchased certain assets from the Seller and pursuant to which Buyer issued a Secured Promissory Note to Seller (the “Note”) for a portion of the purchase price (capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Note). Guarantor is the parent company of the Buyer and has and will receive a benefit from the Seller’s entry into the Asset Purchase Agreement. In order to induce the Seller to enter into the Asset Purchase Agreement, the Guarantor has agreed to enter into this Parent Guaranty.

Guarantor hereby unconditionally and irrevocably guarantees full and timely payment of all amounts Buyer now or at any time in the future owes Seller pursuant to the Note.

1.	Upon the occurrence of any Event of Default of Buyer under the Note that has not been waived by Seller, upon Seller’s demand, Guarantor will immediately pay all amounts due (including, without limitation, all principal, interest, costs and fees) and satisfy all of Buyer’s obligations under the Note.

2.	The obligations of Guarantor hereunder are independent of Buyer’s obligations and separate actions may be brought against Guarantor (whether such action is brought against Buyer or whether Buyer is joined in the action).

3.	Guarantor waives:

a)	Any right to require Seller to: (i) proceed against Buyer or any other person or entity; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Seller may exercise or not exercise any right or remedy Seller has against Buyer or any security Buyer holds (including the rights to foreclose by judicial or non-judicial sale) without affecting Guarantor’s liability under this Guaranty.

b)	Any defenses from disability or other defense of Buyer or from the cessation of Buyer’s liabilities, other than the defense that Buyer paid in full all principal, interest, fees, costs and other amounts incurred pursuant to the Note.

c)	Any defense from the absence, impairment or loss of any rights of reimbursement or subrogation or any other rights against Buyer. Until Buyer’s obligations to Seller pursuant to the Note has been paid, Guarantor has no right of subrogation or reimbursement against Buyer.

d)	Any right to enforce any remedy that Seller has against Buyer.

4.	Guarantor acknowledges that, to the extent Guarantor has or may have rights of subrogation or reimbursement against Buyer for claims arising out of this Guaranty, those rights may be impaired or destroyed if Seller elects to proceed against any real property security of Buyer by non-judicial foreclosure. That impairment or destruction could, under certain judicial cases and based on equitable principles of estoppel, give rise to a defense by Guarantor against its obligations under this Guaranty. Guarantor waives that defense and any others arising from Seller’s election to pursue non-judicial foreclosure.

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5.	If Buyer becomes insolvent or is adjudicated bankrupt or files a petition for reorganization or similar relief under the United States Bankruptcy Code, or if a petition is filed against Buyer and/or any obligations under the Note is terminated or rejected, or any obligation of Buyer is modified or if Buyer’s obligations are avoided, Guarantor’s liability will not be affected and its liability will continue. If Seller must return any payment because of the Insolvency, bankruptcy or reorganization of Buyer, Guarantor or any other guarantor, this Guaranty will remain effective or be reinstated.

6.	This Guaranty may not be waived, revoked or amended without Seller’s prior written consent. If any provision of this Guaranty is unenforceable, all other provisions remain effective. This Guaranty represents the entire agreement among the parties about this Guaranty. No prior dealings, no usage of trade and no parol or extrinsic evidence may supplement or vary this Guaranty. This Guaranty may not be assigned by Guarantor without the Seller’s written consent. Seller may assign this Guaranty. This Guaranty benefits Seller and its successors and assigns.

7.	Guarantor requests and warrants that: (i) it has taken all limited liability company action necessary to authorize, execute, deliver and perform this Guaranty; (ii) execution, delivery and performance of this Guaranty does not conflict with any organizational documents or agreements to which any Guarantor is a party; and (iii) this Guaranty is a valid and binding obligation, enforceable against each Guarantor according to its terms.

8.	Guarantor will do all of the following:

a)	Maintain its existence, remain in good standing in the State of Delaware and continue to qualify in each jurisdiction in which the failure to qualify could have a material adverse effect on its financial condition, operations or business. Maintain all licenses, approvals and agreements, the loss of which could have a material adverse on its financial condition, operations or business.

b)	Comply with all applicable statutes and regulations if non-compliance could have a material adverse effect on its financial condition, operations or business.

c)	Execute other instruments and take any action Seller reasonably requests to effect the purposes of this Guaranty.

9.	Guarantor agrees that in the event this Guaranty is enforced by suit or otherwise, Guarantor will reimburse Seller upon demand for all expenses incurred in connection therewith, including without limitation, reasonable attorneys’ fees and expenses.

10.	This Guaranty will be construed and enforced under the laws of the Commonwealth of Massachusetts without respect to the principles of the choice of law or the conflicts of laws. No amendment or modification hereof will be effective except in a writing executed by the Guarantor and the Seller. THE GUARANTOR AND THE SELLER WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY ACTION ARISING OUT OF THIS GUARANTY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS AND ALL OTHER CLAIMS. Guarantor and the Seller submit to the exclusive jurisdiction of the State and Federal courts in Commonwealth of Massachusetts for any dispute arising out of or related to this Guaranty.

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IN WITNESS WHEREOF, the parties have caused this Parent Guaranty to be duly executed by their duly authorized officers as of the date first stated above.

Buyer:

JP OUTFITTERS, LC

By:	/s/ Arnold Cohen
Name:	Arnold Cohen
Title:	Manager

SELLER:

CRAIG JALBERT, AS ASSIGNEE OF DAI HOLDING, LLC

By:	/s/ Craig Jalbert
Name:	Craig Jalbert
Title:	Assignee

[Signature Page to Parent Guaranty]

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